Exhibit 99.1

UGI SUBSIDIARY TO ACQUIRE COLUMBIA MIDSTREAM GROUP, LLC FROM A

SUBSIDIARY OF TC ENERGY CORPORATION

VALLEY FORGE, Pa., July 2, 2019 – UGI Corporation (NYSE: UGI) announced that its subsidiary, UGI Energy Services, LLC, has signed a definitive agreement to acquire the equity interests of Columbia Midstream Group LLC, (“CMG”) from a subsidiary of TC Energy Corporation (NYSE: TRP) (“TC Energy”) for approximately $1.275 billion, subject to customary adjustments at closing. CMG holds five gathering systems, with capacity of roughly 2,675,000 MMBtu/day and 240 miles of pipeline, located in the southwestern core of the Appalachian Basin. The acquisition significantly expands UGI’s midstream portfolio and provides an opportunity to invest an additional $300 - $500 million over the next five years at attractive returns. The company expects the transaction to be EPS neutral in fiscal year 2020, and accretive beginning in fiscal year 2021 excluding transaction and integration costs.

“We are very pleased to announce this important transaction as we continue to build a midstream business of scale,” said John L. Walsh, President and Chief Executive Officer of UGI. “This transaction expands our midstream capabilities in the prolific gas producing region of the Southwest Appalachian Basin and provides an initial investment into both wet gas gathering and processing. The CMG assets fit nicely into our strategy and further support our long-term commitments to shareholders of 6% - 10% adjusted EPS growth and 4% dividend growth.”

Robert F. Beard, Executive Vice President, Natural Gas of UGI said, “Columbia Midstream Group is a well-run organization with a solid portfolio of strategic assets that enhance and build upon our existing business. We believe this acquisition is a great fit strategically, operationally and culturally, and are excited to welcome the CMG employees to the UGI family of companies.”

Compelling Financial and Strategic Benefits

The transaction offers compelling financial and strategic benefits for the near and long term:

•

Positions UGI Energy Services as a significant operator of midstream assets across the Marcellus and Utica production region from northeastern Pennsylvania through western Pennsylvania, eastern Ohio, and the panhandle of West Virginia;

•	Diversifies the business by giving UGI Energy Services access to wet gas gathering and processing while expanding our base of quality business partners and customers;

•	Creates synergies that will benefit UGI Energy Services’ midstream and retail marketing businesses as well as procurement opportunities for AmeriGas;

•	Expands our fee-based revenues;

•	Consistent with UGI’s intention to invest in natural gas assets, as we utilize the enhanced free cash flow following the previously announced AmeriGas Merger transaction;

•	Builds on our robust portfolio of free cash flow generating assets;

•	Supports our long-term annual commitments to shareholders of 6% - 10% adjusted EPS and 4% dividend growth; and

•	Accretive beginning in fiscal year 2021, excluding transaction and integration costs.

Financing

UGI Energy Services expects to fund this transaction with a combination of new debt at UGI Energy Services, a credit facility at UGI Corporation to support both this transaction and the

AmeriGas Merger transaction, and available liquidity at UGI. In connection with this transaction, UGI Energy Services has secured a commitment from Credit Suisse (USA) LLC to provide a $700 million bridge facility. UGI expects consolidated pro forma leverage, for both the completion of the AmeriGas Merger transaction and the acquisition of CMG, to be between 4.3x and 4.4x at closing and approximately 3.5x by the end of 2021.

Closing Details

The transaction is expected to close in UGI’s fiscal fourth quarter and is subject to customary regulatory and other closing conditions.

Advisors

Credit Suisse is serving as UGI’s financial advisor and Latham & Watkins LLP is serving as legal counsel.

TC Energy Corporation retained Wells Fargo Securities to serve as its financial advisor in connection with the sale of its wholly-owned subsidiary Columbia Midstream Group, LLC.

Investment Community Call

UGI will hold a live Internet Audio Webcast of its conference call to discuss the proposed acquisition of Columbia Midstream Group, LLC at 9:00 AM ET on Wednesday, July 3, 2019. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://www.ugicorp.com/investor-relations/events-and-presentations/default.aspx or at the company website at http://www.ugicorp.com under Investor Relations. A telephonic replay will be available from 12:00 PM ET on July 3, 2019 through 11:59 PM ET on July 10, 2019. The replay may be accessed at (866) 393-4306, and internationally at (734) 385-2616, conference ID 4045479.

About UGI Corporation

UGI Corporation is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in ten states, the District of Columbia and internationally in France, Belgium, the Netherlands and the UK. UGI, through subsidiaries, is the sole general partner and owns approximately 26% of AmeriGas, the nation’s largest retail propane distributor.

About TC Energy Corporation

TC Energy delivers the energy millions of people rely on every day to power their lives and fuel industry. Guided by core values of safety, responsibility, collaboration and integrity, TC Energy’s more than 7,000 people are committed to sustainably developing and operating pipeline, power generation and energy storage facilities across Canada, the United States and Mexico. TC Energy’s common shares trade on the Toronto (TSX) and New York (NYSE) stock exchanges under the symbol TRP. Visit TCEnergy.com and connect on social media to learn more.

Investor Relations

Brendan Heck, 610-337-1000 ext. 6608

Alanna Zahora 610-337-1000 ext. 1004

Shelly Oates, 610-337-1000 ext. 3202

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, continued analysis of recent tax legislation, liability for uninsured claims and for claims in excess of insurance coverage, domestic and international political, regulatory and economic conditions in the United States and in foreign countries, including the current conflicts in the Middle East, and foreign currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, the availability, timing and success of our acquisitions, commercial initiatives and investments to grow our business, our ability to successfully integrate acquired businesses and achieve anticipated synergies, the interruption, disruption, failure, malfunction, or breach of our information technology systems, including due to cyber-attack, the failure to realize the anticipated benefits of the transaction, the possible diversion of management time on issues related to the transaction, the risk that the requisite approvals to complete the transaction are not obtained, the performance of AmeriGas, and the potential need to address any reviews, investigations or other proceedings by governmental authorities or shareholder actions. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.